                                                                     Exhibit 11


                      COMPUTATION OF PER SHARE EARNINGS


        The table below presents information necessary for the computation of loss per share of the Common Stock, on both a primary and fully diluted basis, for the three months ended March 31, 1998 and 1997, and the years ended December 31, 1997, 1996 and 1995.



                                            THREE MONTHS ENDED
                                            ------------------
                                                MAR. 31,                    YEAR ENDED DECEMBER 31,
                                                --------                    -----------------------
                                          1998           1997          1997            1996         1995
                                          ----           ----          ----            ----         ----
Net loss applicable to share of
Common stock and Common Stock
equivalents                             $  (64,244)   $ (142,737)    $(1,708,418)   $ (733,973)   $(1,440,003)

Average number of shares of Common
Stock Outstanding                        9,821,754     8,504,954       9,821,754     8,504,954      7,742,710
Common Stock equivalents                 7,127,022     1,416,467       7,127,022     1,416,467        951,667
                                        ----------    ----------     -----------    ----------    -----------
Total shares of Common Stock and
Common Stock equivalents                16,948,776     9,921,421      16,948,776     9,921,421      8,694,377
                                        ==========    ==========     ===========    ==========    ===========
Primary loss per share of Common
Stock                                      $ (0.01)      $ (0.02)        $ (0.17)      $ (0.09)       $ (0.19)

Fully diluted loss per share of
Common Stock                               $  (0.0)      $  (0.1)        $  (0.1)      $ (0.07)       $ (0.17)


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        Common Stock equivalents are considered anti-dilutive because of the net losses incurred by the Company